UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2013 (May 24, 2013)

United Realty Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

44 Wall Street

New York, NY 10005

(Address, including zip code, of Principal Executive Offices)

(212) 388-6800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 13, 2013, United Realty Trust Incorporated (the “Company”) held its annual meeting of stockholders. The matters submitted to the stockholders for a vote included (1) the election of five directors to serve until the 2014 annual meeting of stockholders and until their successors are duly elected and qualify, (2) the approval of certain amendments to the Company’s charter (the “Charter”) which will cause the Charter to conform to certain guidelines under state securities law, (3) the approval of an amendment to the Company’s 2012 Stock Incentive Plan which will cause the 2012 Stock Incentive Plan, as amended, to conform to certain guidelines under state securities law and (4) the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2013. Set forth below is a brief description of each matter voted on and the voting results with respect to each such matter.

(1)	Proposal: Elect five directors.

Nominee	For	Withheld	Broker Non-Votes

Jacob Frydman	251,561	0	0
Eli Verschleiser	251,561	0	0
Dr. Daniel Z. Aronzon	251,561	0	0
Robert Levine	251,561	0	0
David B. Newman	251,561	0	0

(2)	Proposal: Approve certain amendments to the Charter.

For	Against	Abstain	Broker Non-Votes
251,561	0	0	0

(3)	Proposal: Approve certain amendments to the 2012 Stock Incentive Plan.

For	Against	Abstain	Broker Non-Votes
245,743	5,818	0	0

(4)	Proposal: Ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2013.

For	Against	Abstain	Broker Non-Votes
251,061	500	0	0

Item 8.01. Other Events.

On May 24, 2013, Allied Beacon Partners, Inc. (“Allied Beacon”), the dealer manager for the initial public offering (the “IPO”) of the Company, informed the Company that as a result of an award against Allied Beacon in an arbitration before the Financial Industry Regulatory Authority, Inc. (“FINRA”) in the amount of approximately $1.6 million, wholly unrelated to the Company or to Allied Beacon’s role as dealer manager for the IPO, Allied Beacon would not be able to meet its net capital requirement. On May 30, 2013, the IPO was suspended as a result thereof.

While the IPO remains suspended, the Company is evaluating its dealer manager arrangements, and intends to engage as dealer manager Cabot Lodge Securities LLC, an affiliate of the Company and a soliciting dealer in the IPO, pending FINRA’s review of the proposed arrangements under FINRA Rule 2310 – Direct Participation Programs.

Forward-Looking Statements

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The Company’s dealer manager arrangements, including the outcome of FINRA’s review of the proposed arrangements under FINRA Rule 2310, cannot be assured. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: unexpected developments in the Company’s discussions with Allied Beacon, Cabot Lodge Securities, LLC or FINRA; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the Company; the business plans of Allied Beacon and Cabot Lodge Securities, LLC; the outcome of any legal proceedings relating to the proposed transition of the dealer manager arrangements; and risks to consummation of the proposed transition, including the risk that the proposed transition will not be consummated within the expected time period or at all. Additional factors that may affect future results are contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED REALTY TRUST INCORPORATED

Date: June 17, 2013	By:	/s/ Jacob Frydman
		Name:	Jacob Frydman
		Title:	Chief Executive Officer, Secretary and Chairman of the Board of Directors